EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statements Nos. 333-110479, 333-121234, 333-143004, 333-144820, 333-159715, 333-164792, 333-184772 and 333-189351 on Form S-8 of our reports dated April 19, 2016 with respect to our audits of the consolidated financial statements of Advanced Emissions Solutions, Inc. and subsidiaries, and internal control over financial reporting of Advanced Emissions Solutions, Inc. and subsidiaries, included in this Annual Report on Form 10-K of Advanced Emissions Solutions, Inc. for the year ended December 31, 2015.

Our report dated April 19, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expressed an opinion that Advanced Emissions Solutions, Inc. had not maintained effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

/s/Hein & Associates LLP

Denver, Colorado
April 19, 2016